Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

RTI SURGICAL HOLDINGS, INC.

RTI Surgical Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That resolutions were duly adopted by the board of directors of the Corporation setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring such amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

FURTHER RESOLVED, that the Amended and Restated Certificate of Incorporation be amended by changing Article FIRST thereof to read as follows:

“The name of the corporation is Surgalign Holdings, Inc.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * * * * * *

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer of the Corporation this 20th day of July 2020.

By:
Name: Jonathon M. Singer
Title: Chief Financial and Administrative Officer

[Certificate of Amendment of Certificate of Incorporation of RTI Surgical Holdings, Inc.]